SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

MERIDIAN FUND, INC.®
(Name of Registrant as Specified in its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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IMPORTANT NOTICE – IMMEDIATE ATTENTION REQUESTED

Meridian Fund, Inc.

Meridian Growth Fund

Meridian Value Fund

JOINT SPECIAL MEETING OF SHAREHOLDERS

HAS BEEN ADJOURNED

Dear Shareholder,

We recently distributed proxy materials relating to a joint special meeting of shareholders of Meridian Growth Fund and Meridian Value Fund, each a series of Meridian Fund, Inc. The special meeting for each Fund, originally scheduled for June 19, 2012 at 3:00 p.m. Pacific Time, has been adjourned in order to give shareholders additional time to vote their shares. The reconvened special meeting of shareholders of each Fund will be held on July 10, 2012 at 3:00 p.m. Pacific Time in the auditorium located at 80 E. Sir Francis Drake Blvd., Wood Island, Larkspur, CA 94939. The record date for the special meeting will remain April 18, 2012.

After repeated attempts, we still have not received your vote. Shareholder action is required to approve a new investment management agreement for each Fund to ensure that each Fund continues to be managed by Aster Investment Management Co., Inc.

The Board of Directors of Meridian Fund, Inc. has unanimously recommended that shareholders vote in favor of the new investment management agreement proposal. If we do not have a sufficient number of votes, the Board of Directors will be forced to take such actions it deems appropriate and in the best interests of the Funds and their shareholders, including potentially closing the Funds. We urge you to vote today without further delay.

You may utilize any of the following options today to cast your vote:

1.	By Internet: You may cast your vote on-line by logging on to the website printed on the enclosed Proxy Card and following the instructions provided on the website.

2.	By Telephone: You may cast your vote by telephone by calling the number printed on the enclosed Proxy Card and following the instructions provided.

3.	By Mail: If you prefer to vote by mail, please complete the enclosed Proxy Card(s) and return it in the enclosed postage-paid envelope.

Remember, your vote is critically important. Please vote promptly.

If you have any questions regarding the proposal, please call your Fund’s proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”), at 1-877-708-3613. Certain shareholders of each Fund may receive telephone calls from representatives of Broadridge if their votes have not yet been received.

Thank you for your prompt attention to this important matter.